UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  March 2, 2009

TNS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-32033	36-4430020
(Commission File Number)	(IRS Employer Identification No.)

11480 Commerce Park Drive, Suite 600, Reston, Virginia	20191-1406
(Address of Principal Executive Offices)	(Zip Code)

(703) 453-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                   Entry into Material Definitive Agreements

On March 2, 2009, TNS, Inc., a Delaware corporation (the “Company”), through Transaction Network Services, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the “Purchaser”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with VeriSign, Inc., a Delaware corporation (the “Seller”).  Pursuant to the Purchase Agreement, the Purchaser has agreed to purchase certain assets and assume certain liabilities of VeriSign’s Communication Services Group, including assets and liabilities associated with SS7 signaling services, hosting of telecommunications databases, certain roaming services, telephone mapping services, and certain Voice Over IP services.  Additionally, at closing, the Purchaser will hire certain of the Seller’s employees currently employed by the Communications Services Group and assume certain change-in-control and bonus obligations with respect to those transferred employees, subject to reimbursement by the Seller.

The purchase price is $230 million in cash, subject to a working capital adjustment based on a working capital target of $25 million.  The purchase price will be adjusted to the extent the working capital delivered at closing is more or less than $500,000 from the working capital target.

The closing is subject to the satisfaction of customary closing conditions for a transaction of this type.  Additionally, the closing is subject to the Purchaser obtaining debt financing in the amounts described in, and on the terms and conditions set forth in, its debt commitment letter (discussed below in Item 8.01 of this Current Report on Form 8-K).  The parties expect to close the transaction by the end of April 2009 (assuming the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”)).  Simultaneously with the closing, the Purchaser and the Seller also expect to enter into a transition services agreement to facilitate the transition of the business.

The Purchase Agreement, in addition to customary representations and warranties, also contains representations and warranties specific to this transaction.  The Seller, among other subjects, has made representations and warranties as to the absence of material adverse changes related to the acquired assets since December 31, 2007.  The Purchaser, among other subjects, has made representations and warranties as to having obtained a debt commitment letter which, subject to the terms and conditions of such debt commitment letter, will provide the funds necessary for the Purchaser to consummate the transaction.  Subject to certain limited exceptions, the representations and warranties survive the closing until September 1, 2010.

In addition to customary covenants, the Purchase Agreement also contains covenants specific to this transaction related to financing, exclusivity, non-solicitation and noncompetition.  The Purchaser has agreed to use reasonable best efforts to take all actions that in its good faith determination are necessary to obtain the debt financing pursuant to the terms and conditions of its debt commitment letter.  However, the Purchaser is not required to pay any amounts not specified in the debt commitment letter or commence litigation or other proceedings against its lenders to provide any portion of the debt financing.  The Purchaser has the right to amend its debt commitment letter so long as such new commitment does not expand or adversely amend the original commitment, delay closing, or reduce the amount of financing.  If the original financing becomes unavailable, the Purchaser has agreed to use its reasonable best efforts to obtain alternative financing from alternative sources on terms no less favorable than the terms of the original financing.

The Seller has agreed to a covenant prohibiting the Seller from initiating or soliciting any other offers for the subject assets.  However, if a third party makes an unsolicited offer or proposal that the Seller’s board of directors (after consultation with its financial advisor) believes is “superior” based on purchase price and ability to close, the Seller can provide information to and engage in discussions with the third party.  The Seller is required to provide prompt notice to the Purchaser of any offers or proposals, including the name of the party and the material terms and conditions of such offer or proposal.  The Seller must not enter into any agreement with a third party with respect to the subject assets unless it first terminates the Purchase Agreement.  Additionally, the Purchaser has a right for 5-business days to match any increased price before the Seller can terminate the Purchase Agreement.

Following the closing, the Seller has agreed to both  non-solicitation and noncompetition covenants.  The Seller has agreed to (i) a one-year non-solicitation period of employees hired by the Purchaser and (ii) a two-year non-solicitation period of any customer, supplier, licensee, licensor or other business relation of the Purchaser.  Additionally, subject to certain limited exceptions, the Seller has agreed not to compete with the business related to the acquired assets for a two-year period following closing.

The Purchaser and the Seller have each agreed to indemnify the other for any losses incurred by the other that arise out of (i) any breach by such party of its representations and warranties, (ii) any breach by such party of its covenants, or (iii) any assumed liability, retained liability or excluded asset, as applicable.  Indemnification claims are subject to a $750,000 deductible (except breaches of fundamental or environmental representations) and a $23 million cap.

The parties may mutually agree to terminate the Purchase Agreement at any time prior to the closing.  Also, either party has the right to terminate the Purchase Agreement, upon prior written notice to the other party, if the transaction has not closed by April 30, 2009, provided that the termination date may be extended by 90 days if HSR clearance has not been obtained.  Additionally, the Seller has the right to terminate the Purchase Agreement (i) upon prior written notice to the Purchaser, if the closing conditions have not been satisfied, are not reasonably capable of being satisfied and have not been waived by the Seller, on or prior to the termination date or (ii) upon prior written notice to the Purchaser that the Seller intends to accept a superior offer or proposal provided that the Seller has complied with the exclusivity covenant.  The Purchaser has the right to terminate the Purchase Agreement (i) upon prior written notice to the Seller, if the closing conditions have not been satisfied, are not reasonably capable of being satisfied and have not been waived by the Purchaser, on or prior to the termination date or (ii) the Seller delivers the Purchaser written notice of its intentions to accept a superior offer or proposal.

Upon the termination date, if all conditions to closing have been satisfied but the Purchaser does not have debt financing in the amounts described in, and on the terms and conditions set forth in its debt commitment letter, at the Seller’s option, the Seller can elect to either (i) require the Purchaser to pay the Seller a termination fee of $2.3 million (the “Reverse Break-Up Fee”) or (ii) irrevocably waive its right to the Reverse Break-Up Fee and elect to pursue monetary damages available to the Seller under the terms of the Purchase Agreement.  If the Purchase Agreement is

terminated by either the Seller or the Purchaser because of the Seller’s intentions to enter into a superior offer or proposal, the Seller is required to pay the Purchaser $2.3 million.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the terms and conditions of the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K.

The Purchase Agreement has been included as an exhibit to this Current Report on Form 8-K to provide you with information regarding its terms.  The Purchase Agreement contains representations and warranties that the parties thereto made to the other parties thereto as of specific dates.  The assertions embodied in the representations and warranties in the Purchase Agreement were made solely for purposes of the contracts among the respective parties, and each may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms thereof.  Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk among the parties rather than establishing matters as facts.  You should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, the Purchaser or the Seller or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company and the Seller.

Item 8.01.                                   Other Events

On February 20, 2009, the Purchaser entered into a new term loan credit facility commitment letter (“Commitment Letter”) with SunTrust Bank (“SunTrust”) and SunTrust Robinson Humphrey, Inc. (“STRH”).  SunTrust has agreed, subject to the terms and conditions of the Commitment Letter, to provide a portion of the financing for the new term loan credit facility of up to $265 million (less any of the Purchaser’s cash on hand as determined by the Purchaser) (the “New Term Loan Facility”), which is intended to finance the acquisition as contemplated by the Purchase Agreement.  The Commitment Letter provides that SunTrust will commit to provide $40 million of the New Term Loan Facility and that STRH will use its best efforts to form a syndicate of financial institutions and institutional lenders to underwrite the balance of the New Term Loan Facility.  The commitment of SunTrust and the undertaking of STRH are subject to various conditions, including obtaining commitments for at least $175 million of the New Term Loan Facility (including SunTrust’s commitment) and there being no material adverse effect on the Company and its subsidiaries, taken as a whole, since the date of the Company’s most recent Annual Report on Form 10-K (or if the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 is not delivered to STRH at least 5 days prior to the date of borrowing under the New Term Loan Facility, the Company’s most recent Quarterly Report on Form 10-Q), and other customary conditions.

The New Term Loan Facility will be documented through an amendment and restatement (the “Amendment and Restatement”) of the Purchaser’s existing credit agreement (the “Existing Credit Agreement”), which includes a $15 million revolving credit facility (the “Revolving Credit Facility”) and a fully funded term loan facility in an outstanding principal amount equal to

$178.5 million (the “Existing Term Loan Facility,” and with the Revolving Credit Facility, collectively the “Existing Credit Facilities”; and the Existing Term Loan Facility and the New Term Loan Facility, collectively the “Term Loan Facilities”).  The New Term Loan Facility will be added to the Existing Credit Facilities (collectively, the “Senior Credit Facilities”), and the Amendment and Restatement will be subject to similar terms and conditions as currently set forth in the Existing Credit Agreement, except as follows:

•                  (i) the New Term Loan Facility will mature on March 28, 2014;

•                  (ii) the Term Loan Facilities will be subject to quarterly amortization of principal in equal installments for each year following the closing in an aggregate annual amount equal to 7.5% in the first year, 10% in the second and third years and 12.5% in the fourth and fifth years;

•                  (iii) prepayments resulting from the refinancing of the Term Loan Facilities made during the first year after the closing with first lien debt financing will be subject to a 1% prepayment premium;

•                  (iv) the Senior Credit Facilities will be subject to financial covenants, including (x) a limit on capital expenditures, which shall initially be $50 million in the first year with step-ups to be agreed upon, (y) a maximum leverage ratio, which shall initially be 3.25x with step-downs to be agreed upon and (z) a minimum consolidated fixed charge coverage ratio, which shall initially be 1.20x with step-ups to be agreed upon; and

•                  (v) the Senior Credit Facilities will bear interest, at the option of the Purchaser (other than swingline loans, which shall in all cases be Base Rate (as defined below) loans), at (a) LIBOR plus the Applicable Margin (as defined below) or (b) the higher of (x) SunTrust’s prime rate, (y) the Federal Funds rate plus 0.50% and (z) one-month LIBOR plus 1% per annum (the “Base Rate”), plus the Applicable Margin (as used in the immediately preceding clause (a) or clause (b), LIBOR will in no event be less than 3.5% at any time).  The “Applicable Margin” shall mean 6% per annum, in the case of LIBOR loans, and 5% per annum, in the case of Base Rate loans, and in the case of the Revolving Credit Facility, the Applicable Margin will be subject to step-downs as agreed upon.

Item 9.01.                                   Financial Statements and Exhibits

(d) Exhibits

2.1                                 Asset Purchase Agreement, dated March 2, 2009, by and between Transaction Network Services, Inc. and VeriSign, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNS, INC.

Dated: March 4, 2009		/s/ Henry H. Graham, Jr.
	By:	Henry H. Graham, Jr.
	Its:	Chief Executive Officer

Exhibit Index

Exhibit Number	Description
2.1	Asset Purchase Agreement, dated March 2, 2009, by and between Transaction Network Services, Inc. and VeriSign, Inc.